Exhibit F

D: +1 212 225-2414
E-Mail: ngrabar@cgsh.com

January 3, 2022

Minister of Economy and Special Secretary for the Treasury and Budget

Ministry of Economy - Federative Republic of Brazil

Esplanada dos Ministérios

Bloco P

70048-900, Brasília-DF

Brazil

Ladies and Gentlemen:

We have acted as special United States counsel to the Federative Republic of Brazil (“Brazil”) in connection with the preparation and filing by Brazil with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement filed on the date hereof (the “Registration Statement”), pursuant to which Brazil proposes to issue and sell from time to time up to U.S.$26,401,970,000 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities. The Debt Securities will be issued pursuant to an indenture dated as of July 2, 2015, as amended, (the “Indenture”) between Brazil and The Bank of New York Mellon, as trustee (the “Trustee”). Capital terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, including the form of authorization and the form of Debt Securities attached as exhibits to the Indenture.

Minister of Economy

Federative Republic of Brazil, p. 2

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, and (ii) that the Debt Securities will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an authorization pursuant to Section 2.1(c) of the Indenture establishing the terms of the Debt Securities has been duly authorized by Brazil and duly executed and delivered by Brazil in accordance with the Indenture, and (ii) the Debt Securities, in substantially the form filed as part of Exhibit C to the Registration Statement, have been duly executed by Brazil and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by Brazil and paid for by the purchasers thereof, the Debt Securities will be valid, binding and enforceable obligations of Brazil, entitled to the benefits of the Indenture.

In giving the foregoing opinion, (a) we have assumed that Brazil and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Brazil regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The enforceability in the United States of the waiver by Brazil of its immunities from court jurisdiction and from legal process, as set forth in Section 9.8 of the Indenture and Paragraph 16 of the Debt Securities is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Brazil may become entitled after the date hereof.

We express no opinion as to the enforceability of each of Section 9.9 of the Indenture and Paragraph 17 of the Debt Securities and to any other provision therein relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Minister of Economy

Federative Republic of Brazil, p. 3

We hereby consent to the filing of this opinion as Exhibit G to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Validity of the Securities.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner

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